SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

X	Preliminary Information Statement
o	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)2))
o	Definitive Information Statement

INTELLIGENT LIVING CORP.

(Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

X	No fee required
o	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:

3.   Per unit price or other underlying value of transaction, computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
o	Fee paid previously with preliminary materials.

o        Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2.	Form Schedule or Registration Statement No.:
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4.	Date Filed:

Preliminary Copy dated February 29, 2008

SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Regulation 14C of the Securities Exchange Act

of 1934, as amended

INTELLIGENT LIVING CORP.

2323 Quebec Street, Suite 221

Vancouver, B.C., Canada V5T 4S7

Telephone: (604) 689-0808

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to our shareholders on behalf of our board of directors pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, for the purpose of informing our shareholders of an amendment to our Articles of Incorporation (1) to increase the number of shares of common stock, par value $.001 per share, that we are authorized to issue from 500,000,000 shares to 800,000,000 shares; (2) to authorize a new class of 5,000,000 shares of preferred stock, par value $.001 per share, and to authorize the Board of Directors to issue one or more series of the preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of such directors; and (3) to effect a 1 for 500 reverse stock split of our outstanding common stock.  The Company currently has no commitments or plans for the issuance of any shares of common stock or preferred stock. This Information Statement is being furnished to the shareholders of record of our common stock, par value $.001 per share, on the record date as determined by our board of directors to be the close of business on March ___, 2008.

Our board of directors approved the amendments to our Articles of Incorporation to increase our authorized common stock from 500,000,000 shares to 800,000,000 shares, to authorize a new class of 5,000,000 shares of preferred stock and to effect a 1 for 500 reverse stock split of our outstanding common stock on February 28, 2008. Our Company thereafter received the written consent from shareholders of our company holding a majority of the outstanding shares of our common stock on February 29, 2008. Upon the expiration of the 20 day period required by Rule 14c-2 and in accordance with the provisions of the Chapter 78, Nevada Revised Statutes, our Company intends to file a Certificate of Amendment to our Articles of Incorporation to effect the amendments to increase our authorized common stock, to authorize the new class of preferred stock and to effect a 1 for 500 reverse stock split of our outstanding common stock. The Certificate of Amendment will not be filed until at least 20 days after we file the Information Statement with the Securities and Exchange Commission and deliver the Information Statement to our shareholders of record.

The proposed Certificate of Amendment, attached hereto as Appendix A, will become effective when it has been accepted for filing by the Secretary of State of the State of Nevada. We anticipate that our Company will file the Certificate of Amendment 20 days after the Definitive Information Statement is first mailed to our shareholders.

The entire cost of furnishing this Information Statement will be borne by our Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held on the record date.

Our board of directors has fixed the close of business on March___, 2008, as the record date for determining the holders of our common stock who are entitled to receive this Information Statement. As of March   , 2008, there were _____________ shares of our common stock issued and outstanding. We anticipate that this Information Statement will be mailed on or about ________, 2008, to our shareholders of record.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of the following persons have any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company since May 31, 2007, being the commencement of our last completed audited financial year;
2.	any proposed nominee for election as a director of our company; and
3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are set forth below in the section entitled “Principal Shareholders and Security Ownership of Management”.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table contains information relating to the beneficial ownership of Common Stock by members of the Board of Directors and the Company's officers as a group, as well as certain other beneficial owners as of February 18, 2008. Information as to the number of shares of Common Stock owned and the nature of ownership has been provided by these individuals or is based on Form 3, Form 4 and Schedules 13D, or amendments thereto, received by the Company as filed with the Securities and Exchange Commission, or other information, and is not within the direct knowledge of the Company. Unless otherwise indicated, the named individuals possess sole voting and investment power with respect to the shares listed.

Name and Address of

Shares Beneficially Owned (1) (2)

Beneficial Owner

Number

Percent

-----------------------------------------------------------------------

Michael F. Holloran (1)(3)

112,785,117

23.1%

Murat Erbatur (4)

30,000,000

6.1%

Thomas A. Simons (1)(5)

94,335,864

19.3%

All current directors and

executive officers of

ILC, as a group (3)(4)

142,785,117

29.2%

 (2 persons)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.  Mr. Holloran holds $340,000 principal amount of debt of the Company convertible into common stock at market.  Mr. Simons holds debt of the Company in the principal amount of $745,107, convertible into common stock as follows: $455,862 at $.05 per share $289,245, convertible at $.03 per share. Accrued interest of $42,275 for Mr. Holloran and $161,634 for Mr. Simons is convertible at market. Conversion shares are not taken into account in calculating beneficial ownership in the above table, since the Company would not have sufficient authorized but unissued shares of common stock to issue if any of these debt obligations were converted.

(2) The number and percentage of shares beneficially owned are based on

487,990,256 shares of common stock issued and outstanding as of February 18, 2008.

(3) Mr. Holloran’s address is c/o Intelligent Living Corp., Suite 221, 2323 Quebec St. Vancouver, BC V5T 4S7.

(4) Mr. Erbatur’s address is c/o Intelligent Living Corp., Suite 221, 2323 Quebec St. Vancouver, BC V5T 4S7.

(5) Mr. Simons, address is c/o Intelligent Living Corp., Suite 221, 2323 Quebec St., Vancouver, BC V5T 4S7.

As of the record date, there were ___________ shares of common stock issued and outstanding, with a par value of $.001 per share, in the capital of our Company. Each share of our company’s common stock is entitled to one vote.

AMENDMENTS TO OUR COMPANY'S ARTICLES

Increase in Authorized Common Stock

The Board of Directors of the Company on February 28, 2008, adopted a resolution approving and recommending to the Company's stockholders for their approval an amendment to the Company's Articles of Incorporation to provide for an increase of the number of shares of common stock that the Company is authorized to issue from 500,000,000 to 800,000,000.

The Board of Directors recommends the proposed increase in the authorized number of shares of common stock to insure that a sufficient number of authorized and unissued shares is available (i) for the outstanding warrants, options and convertible debt, availability of the full number of shares so reserved being subject to approval of this amendment; (ii) to raise additional capital for the operations of the Company; and (iii) to make options and shares available to employees, future non-employee directors and consultants of the Company as an incentive for services provided to the Company. The Company has outstanding $452,580 principal amount of 6% convertible debentures due February, 2009.  These debentures are convertible at a 25% discount from market.  The increase in authorized shares was additionally viewed as advisable by the Board of Directors to ensure that the Company does not default under such debentures, which require a 300% conversion coverage ratio in authorized but unissued shares reserved for that purpose.

Such additional authorized shares would be available for issuance by the Board of Directors of the Company without further action by the stockholders, unless required by the Company's Articles of Incorporation or by the laws of the State of Nevada. Neither the presently authorized shares of common stock nor the additional shares of common stock that may be authorized pursuant to the proposed amendment carry preemptive rights.

As of February 18, 2008, with 500,000,000 shares of common stock authorized, we had 487,990,256  shares of common stock issued and outstanding.  Therefore, as of February 18, 2008, we have only 12,009,744 shares available for issuance upon debt conversions and grant of future options or for other corporate purposes.  Moreover, approval of this amendment, in conjunction with the reverse stock split, will be necessary for us to be able to issue the full number of shares reserved for outstanding warrants, options and convertible debt and to ensure that we are not placed in a default situation with our outstanding 6% convertible debentures. There are currently no set plans or arrangements relating to the possible issuance of any additional shares of common stock proposed to be authorized.

The additional shares of common stock, if issued, would have a dilutive effect upon the percentage of equity of the Company owned by present stockholders. The issuance of such additional shares of common stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends, has never adopted any policy with respect to the payment of dividends and does not intend to pay any cash dividends in the foreseeable future. In addition, the issuance of such additional shares of common stock, by reducing the percentage of equity of the Company owned by present stockholders, would reduce such present stockholders' ability to influence the election of directors or any other action taken by the holders of common stock.

Authorization of New Class of Preferred Stock

The Board of Directors of the Company on February 28, 2008, adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the Company's Articles of Incorporation to authorize a new class of 5,000,000 shares of preferred stock, par value $.001 per share, and to authorize the Board of Directors to issue one or more series of the preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of such directors. The Company’s Articles of Incorporation currently only permits the Company to issue shares of common stock. This, the Company believes, has limited the Company's flexibility in seeking additional working capital. The Board of Directors has recommended that the Articles of Incorporation be amended to authorize a class of 5,000,000 shares of preferred stock and to allow the Board of Directors of the Company the widest possible flexibility in setting the terms of preferred stock that may be issued in the future. The Company will, therefore, be afforded the greatest flexibility possible in seeking additional financing, as the Board of Directors deems appropriate in the exercise of its reasonable business judgment. The Company currently has no commitments or plans for the issuance of any shares of preferred stock.

Under our Articles of Incorporation as amended by this amendment, the Board of Directors will have the right, without further stockholder approval or action, to issue up to 5,000,000 shares of preferred stock, having such rights and preferences, including voting rights, as the Board of Directors may determine. The ability of the Company to issue such shares of preferred stock may, under certain circumstances, make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

Reverse Split of Outstanding Common Stock

The Board of Directors of the Company on February 28, 2008,  adopted a resolution approving and recommending to the Company's stockholders for their approval an amendment to the Company's Articles of Incorporation to effect a 1 for 500 reverse stock split of our outstanding common stock. The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder who owns 500 or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as the stockholder did immediately prior to the reverse stock split.

At February 18, 2008, we had 487,990,286 shares of our common stock issued and outstanding. The amendment for the reverse stock split provides that each five hundred (500) shares of our common stock outstanding immediately prior to the Effective Date of the Amendments (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 975,981 shares, subject to rounding or the issuance of additional shares of our common stock. The amendment does not change the par value of our common stock or the number of shares of our common stock authorized for issuance. Upon effectiveness of the amendments proposed herein (the "Effective Date of the Amendments"), including the reverse stock split and the increase in authorized common stock to 800,000,000 shares, we will have 800,000,000 shares of common stock authorized for issuance. We have no present intention, however, to issue any additional shares of our common stock before the Effective Date of the Amendments.

Purpose and Effect of Reverse Split Amendment.

Our common stock is currently quoted on the over-the-counter Pink Sheets market under the symbol "ILVG.PK" On February 29, 2008, the last sale price of our common stock was $0.0003 per share. Our Board of Directors believes that our relatively low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates and certain members of the investing public, including institutional investors, as well as adversely affecting our ability to raise additional working capital.

For these reasons our Board of Directors has chosen to adopt and recommend the Amendment for the reverse stock split. We are not, however, a party to any binding agreement, acquisition agreement or agreement to raise additional working capital, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock, or increase our abilities to enter into acquisition or financing arrangements in the future.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split.

The reverse stock split will affect all of the holders of our common stock uniformly. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number to those stockholders who are entitled to receive them as a consequence of the reverse stock split. On the Effective Date of the Amendments, each stockholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares as the stockholder held prior to the Effective Date of the Amendments.

The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date of the Amendments, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders' equity. All share and per share information will be retroactively adjusted following the Effective Date of the Amendments to reflect the reverse stock split for all periods presented in future filings.

The reverse stock split will have the following effects upon our common stock:

*	The number of shares owned by each holder of common stock will be reduced five-hundred fold;

*	The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 487,990,256 shares to approximately 975,981 shares;

*	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

*	The par value of the common stock will remain $0.001 per share;

*

The stated capital on our balance sheet attributable to the common stock will be decreased 500 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

*

All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 500 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the reverse stock split.

     The shares of common stock after the reverse stock split will be fully paid and non-assessable. This amendment will not change any of the other the terms of our common stock. The shares of common stock after the reverse stock split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the reverse stock split.

Because the number of authorized shares of our common stock will not be reduced by reason of the reverse stock split, an overall effect of the reverse split of the outstanding common stock, together with the amendment increasing our authorized common stock to 800,000,000 shares, will be a substantial increase in authorized but unissued shares of our common stock. These shares may be issued by our Board of Directors in its sole discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock.

Our common stock will be quoted in the over-the-counter Pink Sheets market at the post-split price on and after the Effective Date of the Amendments.

Following the reverse split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the reverse stock split, but this in no way will affect the validity of your current share certificates. The reverse split will occur on the Effective Date of the Amendments without any further action on the part of our stockholders. After the Effective Date of the Amendments, each share certificate representing the shares prior to the reverse stock split will be deemed to represent 1/500th of the number of shares shown on the certificate. Certificates representing the shares after the reverse stock split will be issued in due course as share certificates representing shares prior to the reverse stock split are tendered for exchange or transfer to our transfer agent. We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares following the reverse stock split that are issued in exchange for share certificate issued prior to the reverse stock split representing Old Shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares after the reverse stock split, the time period during which a stockholder has held their existing pre-split Old Shares will be included in the total holding period.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the stockholder’s holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

SHAREHOLDER APPROVAL OF PROPOSED AMENDMENTS

Our company obtained shareholder approval for the amendments to increase the number of shares of our common stock that we are authorized to issue from 500,000,000 shares to 800,000,000 shares, to authorize a new class of 5,000,000 shares of preferred stock and to effect the 1 for 500 reverse stock split of our outstanding common stock by written consent on February 29, 2008, from shareholders holding 285,120,981 shares, or 58.43%, of the issued and outstanding shares of our common stock.

The amendments authorizing the increase in our common stock, the new class of preferred stock and the reverse stock split will not become effective until (i) at least 20 days after we deliver the Definitive Information Statement to our shareholders of record, (ii) we file the Definitive Information Statement with the Securities and Exchange Commission and (iii) the Certificate of Amendment has been accepted for filing by the Secretary of State of the State of Nevada.

DISSENTERS’ RIGHTS

Pursuant to Chapter 78, Nevada Revised Statutes, shareholders of our common stock are not entitled to dissenters’ rights of appraisal with respect to the authorization of the increase in our authorized common stock, the new class of preferred stock or the reverse stock split.

FINANCIAL AND OTHER INFORMATION

For more detailed information on our Company, including financial statements, you may refer to our Form 10-KSB and other periodic reports filed with the Securities and Exchange Commission from time to time. Copies are available on the Securities and Exchange Commission’s EDGAR database located at www.sec.gov.

Pursuant to the requirements of the Securities Exchange Act of 1934, Intelligent Living Corp. has duly caused this Information Statement to be signed by the undersigned hereunto authorized.

INTELLIGENT LIVING CORP.

By: /s/ Michael F. Holloran

March   , 2008

Michael F. Holloran

      Chief Executive Officer

APPENDIX A

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:	Intelligent Living Corp.
2.	The articles have been amended as follows: (provide article numbers, if available):

Article SIX of the Articles of Incorporation of the corporation is deleted in its entirety and following is substituted therefore:

" SIX

(a) This corporation shall have authority to issue a total of Eight Hundred  and Five Million (805,000,000) shares, of which Eight Hundred Million (800,000,000) shares shall be Common Stock, par value $.001 per share (the "Common Stock"), and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share (the "Preferred Stock").

(b) Shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors is authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and rights, preferences and limitations of each series and the variations and relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(i) the designation of such series;

(ii) the number of shares initially constituting such series and any increase or decrease (to a number not less than the number of outstanding shares of such series) of the number of shares constituting such series theretofore fixed;

(iii) the rate or rates at which dividends on the shares of such series shall be paid, including, without limitation, any methods or procedures for determining such rate or rates, and the conditions on, and the times of, the payment of such dividends, the preference or relation that such dividends shall bear to the dividends payable on any other class or series of stock of this corporation, and whether or not such dividends shall be cumulative and, if so, the date or dates from and after which they shall accumulate;

(iv) whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including, without limitation, the date or dates on or after which such shares shall be redeemable and the amount per share that shall be payable on such redemption, which amount may vary under different conditions and at different redemption dates;

(v) the rights to which the holders of the shares of such series shall be entitled on the voluntary or involuntary liquidation, dissolution or winding up or on any distribution of the assets, of this corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

(vi) whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions thereof, including, without limitation, the right of the holders of such shares to vote as a separate class, either alone or with the holders of shares of one or more other series of the Preferred Stock, and the right to have more than one vote per share;

(vii) whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if so, the terms and conditions thereof;

(viii) whether or not the shares of such series shall be convertible into, or changeable for, shares of any other class or series of the same or any other class of stock of this corporation and, if so, the terms and conditions of conversion or exchange, including, without limitation, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price; and

(ix) any other relative rights, preferences and limitations.

          All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which this corporation may now or hereafter be authorized to issue.

          This corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

          Holders of this corporation's Common Stock shall not possess cumulative voting rights at any stockholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

At the effective time of this amendment [not less than 20 days following mailing to stockholders of the corporation of the Definitive Information

Statement filed with the Securities and Exchange Commission], each share of the Corporation’s issued and outstanding Common Stock as of the record date set by the Corporation's Board of Directors shall be subject to a one (1) for five hundred (500) reverse split, with all fractional shares rounded up to the nearest whole share.”

4.	Effective date of filing (optional): _____________________________________________
(must not be later than 90 days after the certificate is filed)
5.	Officer Signature (required): ________________________________________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.